UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2013

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 Bayport Drive, Suite 1100 Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 421-7605

Not Applicable

(Former Name or Former Address, if Changed from Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2013, Walter Investment Management Corp. (the “Company”) announced the intention of Charles E. Cauthen, the Company’s Executive Vice President and Chief Financial Officer, to leave the Company in early 2014. This departure is anticipated to take place in conjunction with the filing in March of 2014 of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2013 (the “Form 10K”) with the Securities and Exchange Commission (“SEC”). On October 1, 2013 (the “Effective Date”), the “Company and Mr. Cauthen entered into a Separation Agreement (the “Separation Agreement”), pursuant to which Mr. Cauthen’s employment with the Company will end, effective as of the earlier of (i) the close of business on the date by which the Company is required to file its Annual Report on Form 10-K with the SEC, plus, if the Company elects in specified circumstances, up to 60 days, and (ii) the Company’s determination that Mr. Cauthen’s employment should terminate (in either case “the Termination Date”). Mr. Cauthen has agreed to remain as an employee of the Company through the Termination Date in the event his successor is appointed prior to the Termination Date in order to assist in completing the Form 10K and to otherwise transition the role. The Separation Agreement supersedes the Amended and Restated Contract of Employment between the Company and Mr. Cauthen dated March 15, 2010.

Pursuant to the Separation Agreement, from the Effective Date through the Termination Date, Mr. Cauthen will, subject to his compliance with the Separation Agreement, continue to receive his current compensation consisting of (i) a base salary at a rate of $430,000 per year (“Base Salary”), (ii) a car allowance at a rate of $18,000 per year, (iii) continued participation in the Company’s health, dental and vision benefits, subject to the payment of ordinary employee contributions; and (iv) certain accrued but unused vacation in accordance with Company policy as described in the Separation Agreement.

Subject to Mr. Cauthen’s execution and delivery of a general release of claims in the form attached to the Separation Agreement (the “Release”), Mr. Cauthen will be entitled to receive the following principal benefits following the Termination Date: (i) continued payment of his Base Salary for 18 months from the Termination Date, (ii) continued participation in Company health, dental and vision benefits, subject to the payment of ordinary employee contributions, until the earlier of (A) the 36-month anniversary of the Termination Date, or (B) Employee’s eligibility to receive comparable benefits from subsequent employment or government assistance (the COBRA election period will not commence until the expiration of such 36-month period), (iii) bonus payments as follows: (A) $468,700 to be paid in each of 2014 and 2015, and (B)(1) if the Termination Date occurs prior to December 31, 2013, an amount equal to $234,350 minus the product of a fraction, the numerator of which is the number of days between the Termination Date and December 31, 2013 (inclusive of December 31) and the denominator of which is 365 multiplied by $468,700, to be paid in 2016, and (2) if the Termination Date occurs on or after January 1, 2014, an amount equal to the sum of $234,350 plus the product of a fraction, the numerator of which is the number of days between January 1, 2014 and the Termination Date (inclusive of January 1, 2014 and the Termination Date) and the denominator of which is 365, multiplied by $468,700, to paid in 2016; and (iv) upon the expiration of the revocation period in the Release, the immediate vesting of all outstanding unvested stock option awards; provided that the stock option award dated April 3, 2013, shall not be exercisable until April 3, 2016 as provided in the applicable award agreement.

Mr. Cauthen has also agreed under the Separation Agreement to certain non-competition and non-solicitation provisions for a period of 18 months following termination of his employment. In addition, the Separation Agreement contains certain confidentiality and non-disparagement provisions.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Separation Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

On October 3, 2013, the Company issued a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement, dated October 1, 2013, by and between Walter Investment Management Corp and Charles E. Cauthen

99.1	Press Release dated October 3, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: October 3, 2013	By:	/s/ Stuart Boyd
Stuart Boyd, Vice President,
General Counsel and Secretary